Exhibit 4

Board Observer Agreement

This agreement (the “Agreement”) is made effective as of May 5, 2023 by and between Invacare Holdings Corporation, a Delaware corporation (the “Company”), and DG Capital Management, LLC (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the bylaws of the Company, as amended from time to time (the “Bylaws”).

WHEREAS, in light of the significance of its ownership interest in the Company, the Investor desires to monitor that investment closely and the Company desires to provide the Investor with certain observation rights regarding the Company’s board of directors (the “Board”), as further described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Observer Rights.

1.1 The Company grants to the Investor the option and right to appoint one (1) Observer of the Board, which Observer shall be subject to the rights and restrictions set forth in Section 3.18 (Board Observer) of the Bylaws; provided that (i) the Company may rely on the first proviso in Section 3.18 (Board Observer) of the Bylaws to exclude the Observer or not give an item to the Observer only if with respect thereto the determination referenced in such proviso is a reasonable one, and (ii) any given individual may serve as an Observer only if he or she shall have executed and delivered to the Company a copy of the Non-Disclosure and Confidentiality Agreement in the form attached hereto as Exhibit A (the “Acknowledgement”). The Investor may remove or replace the Observer at any time and may leave the Observer position vacant from time to time, upon advance written notice to the Company.

1.2 Section 3.18 (Board Observer) of the Bylaws and any other provision of the Bylaws relating to the rights or restrictions of an Observer shall not be amended, waived or modified in a manner adverse to the Investor without the prior written consent of the Investor.

2. Confidential Information.

2.1 To the extent that any information obtained by the Investor or the Observer from the Company (or any director, officer, employee or agent thereof) is Confidential Information (as defined below or in the Acknowledgement, as the case may be), the Investor shall, and shall cause the Observer to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 2 or in the Acknowledgment, as the case may be.

2.2 As used in this Agreement, “Confidential Information” means any and all confidential and proprietary information or data concerning the Company and/or its affiliates, whether in verbal, visual, written, electronic or other form, which is disclosed on or after the date of this Agreement to the Observer in his or her capacity as Observer by the Company or any director, officer, employee or agent of the Company (including all Board Material that is non-public information), together with any notes, analyses, compilations or other documents prepared or created by the Observer, the Investor, any of its affiliates, or any of their respective directors, officers, employees, attorneys, accountants, agents or advisors (each, a “Representative”) that contain or otherwise reflect or are based on such information or data; provided, however, that “Confidential Information” shall not include information that:

(a) is generally available to the public prior to the time of its disclosure by the Company or by any director, officer, employee or agent thereof to the Observer;

(b) becomes generally available to the public after the time of its disclosure by the Company, any director, officer, employee or agent thereof, or any other person or entity which is bound by confidentiality obligations to the Company with respect thereto, to the Observer through means other than as a result of disclosure of such information by the Observer, the Investor, any of its affiliates or any of their respective Representatives (collectively, the “recipient”) in breach of this Agreement or the Acknowledgement;

(c) can demonstrably be shown as independently developed or discovered by the Observer, the Investor, any of its affiliates or any of their respective Representatives without use of Confidential Information;

(d) is or becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient’s knowledge, prohibited from disclosing such information to the Observer, the Investor, any of its affiliates or any of their respective Representatives by any contractual, legal or fiduciary obligation to the Company; or

(e) was known by the Observer, the Investor, any of its affiliates, or any of their respective Representatives prior to the date hereof or the date of receipt from the Company or from any director, officer, employee or agent thereof or any other person or entity which is bound by confidentiality obligations to the Company with respect thereto.

2.3 The Investor shall, and shall cause the Observer to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person or entity (other than disclosures to the Observer, the Investor, its affiliates or any of their respective Representatives who (i) have a reasonable need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Investor’s and Observer’s rights under this Agreement, the Bylaws, the DGCL or applicable law; or (ii) monitoring, reviewing, evaluating, assessing and analyzing the Investor’s investment in the Company and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Observer, the Investor, any of its affiliates or any of their respective Representatives reasonably determines, based on the advice of counsel, that he, she or it is requested or required to disclose any Confidential Information pursuant to any applicable law, regulation, judicial or administrative order, decree or process, or request by any other regulatory organization having authority pursuant to the law; provided, further, however, that if legally permissible and reasonably practicable, and except in the case of routine regulatory inquiries, the disclosing party shall use commercially reasonable efforts to provide prior written notice to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person reasonably determines, based on the advice of counsel, that he, she or it is compelled to disclose.

2.4 The Investor, on behalf of itself and the Observer, acknowledges that the Confidential Information is proprietary to the Company and may include trade secrets or other business information the disclosure of which could harm the Company. None of the Observer, the Investor, any of its affiliates or any of their respective Representatives shall, by virtue of the Company’s disclosure of, or such person’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company. The Investor, on behalf of itself and the Observer, acknowledges that it is aware of, and may be subject to, relevant federal and state securities laws in connection with its investment in the Company’s securities, and it will advise its Representatives who become aware of the matters that are the subject of this Agreement accordingly, and covenants and agrees to comply with said securities laws to the extent applicable to its investment in the Company’s securities. The Investor shall be responsible for any breach of this Agreement by the Observer, any of its affiliates, or its or their respective Representatives.

3. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier and receipted for by the party to whom said notice or other communication shall have been directed or (d) delivered by email, when such email is sent to the email address set forth below and confirmation of receipt is received:

If to the Company:

Invacare Holdings Corporation

One Invacare Way

Elyria, Ohio 44035

Attention: Anthony C. LaPlaca – Senior Vice President, General Counsel, Chief

Administrative Officer and Secretary

E-mail: ALaPlaca@invacare.com

If to the Investor:

DG Capital Management, LLC

460 Park Avenue 22nd Floor

New York, NY 10022

Attention: Dov Gertzulin; Rahul Bhan

E-mail: dov@dgcapitalmgmt.com; rbhan@dgcapitalmgmt.com

4. Miscellaneous Provisions. This Agreement, together with the Acknowledgement, constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Bylaws, the terms of this Agreement shall control and govern the rights, duties and obligations of the parties. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties hereto. This Agreement may not be assigned by the Investor. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement.

5. Remedies. The Company, on the one hand, and the Investor, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

6. Applicable Law; Venue; JURY WAIVER. This Agreement, and any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Each party (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and if it has jurisdiction, the United States District Court of Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Court of Chancery of the State of Delaware, and if it has jurisdiction, the United States District Court of Delaware; and (d) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

7. Termination. This Agreement shall terminate and be of no further force and effect (a “Termination”) upon the earlier of: (a) any failure of the Investor (together with its affiliates including funds and accounts managed by the Investor and its affiliates) to hold at least 5% of the shares of Common Stock of the Company on a fully diluted basis (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction); and (b) a delivery by Investor of a written notice of termination in accordance with the Section 3 hereof; provided, that Section 2 through Section 7 shall survive any such termination.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Invacare Holdings Corporation		DG Capital Management, LLC

By:	/s/ Anthony C. LaPlaca	By:	/s/ Dov Gertzulin
Name: Anthony C. LaPlaca		Name: Dov Gertzulin
Title: Senior Vice President, General Counsel, Chief Administrative Officer and Secretary		Title: Managing Member

[Signature page to Board Observer Agreement]

EXHIBIT A

NON-DISCLOSURE AND CONFIDENTIALITY AGREEMENT

This Non-Disclosure and Confidentiality Agreement (the “Agreement”) is made on [___________], 2023, by and between Invacare Holdings Corporation, a Delaware corporation (the “Company”), and [_______] (the “Recipient”).

WHEREAS, the Company possesses certain valuable and proprietary technical, business and financial information and documentation relating to its business plans which are not generally available to the public, which are proprietary, competitively sensitive, and/or confidential information and trade secrets of the Company and which the Company desires to protect against disclosure or competitive use (the “Confidential Information”), and shall include, without limitation, the Company’s technical, business and financial information, research and discoveries, documentation, records, files, minutes of meetings of the board of directors (the “Board”), memoranda, reports, drawings, plans, price lists, customer lists, financial projections, forecasts concerning developments of the Company’s future business and the like, in each case, furnished on or after the date of this Agreement, regardless of the manner in which it is furnished, whether in written, electronic or oral format, together with all copies, extracts, summaries, notes, analysis, forecasts, studies, interpretations or other documents which reflect or are generated from said information; and

WHEREAS, the Recipient is entitled to receive the information provided to the members of the Company’s Board and attend meetings of the Board of the Company or a committee thereof in a non-voting observer capacity, and Confidential Information may be disclosed to the Recipient in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.

Confidential Information shall not include information that: (a) is generally available to the public prior to the time of its disclosure to the Recipient; (b) becomes generally available to the public after the time of its disclosure to the Recipient through means other than as a result of disclosure of such information by the Recipient in breach of this Agreement; (c) is independently developed or discovered by the Recipient without use of Confidential Information; (d) is or becomes available to the Recipient at any time on a non-confidential basis from a third party that is not, to the Recipient’s knowledge, prohibited from disclosing such information to Recipient by any contractual, legal of fiduciary obligation to the Company; (e) was known by the Recipient prior to the date hereof or the date of receipt; (f) is not “Confidential Information” under the Board Observer Agreement referenced in Section 2(a) below or (g) expressly released in writing from the obligations of confidentiality imposed by this Agreement by the Company. Nothing herein shall prevent Recipient from disclosing any Confidential Information that Recipient reasonably determines, based on the advice of counsel, he or she is requested or required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or process, or request by any other regulatory organization having authority pursuant to the law; provided, however, that if legally permissible and reasonably practicable, and except in the case of routine regulatory inquiries, the Recipient shall use commercially reasonable efforts to provide prior written notice to the Company so that the Company may take action, at its sole expense, to prevent such disclosure and any disclosure is limited only to that portion of the Confidential Information which Recipient reasonably determines, based on the advice of counsel, that he or she is compelled to disclose.

2.	Subject to the other terms hereof, the Recipient undertakes:

a)

Not to use the Confidential Information other than in connection with serving as an Observer as defined in the Board Observer Agreement (the “Board Observer Agreement”) by and between the Company and DG Capital Management, LLC (the “Investor”) or, if applicable, in serving as a Representative (as defined in the Board Observer Agreement) of Investor;

b)	To treat and maintain all Confidential Information in strict confidence and to take commercially reasonable precautions to prevent unauthorized disclosures thereof;

c)

To disclose to the Company any personal interest or a conflict of interest in an existing or proposed transaction of the Company, not later than the Board meeting at which the transaction is first discussed by the Board;

d)

Not to disclose the Confidential Information to any person, firm or company (other than disclosures to the Investor, its affiliates or its or their respective directors, officers, employees, attorneys, accountants, agents or advisors who (i) have a reasonable need to know such information; and (ii) are informed of its confidential nature) without the prior express written consent of the Company; and

e)

Not to use the Confidential Information in any way detrimental to the Company or its stockholders or their interests (including for any purposes competitive with or harmful to the Company or its business).

3.

The obligations of the Recipient hereunder shall survive until such time as all Confidential Information disclosed hereunder becomes publicly known and made generally available through no action or inaction in breach hereof by the Recipient. Notwithstanding the aforesaid, nothing contained in this Agreement shall be construed as granting the Recipient any rights, title or interest in or to the Confidential Information.

4.

Unauthorized disclosure or use of Confidential Information may give rise to irreparable injury, which may not be adequately compensated by damages. In the event of a breach or threatened breach of this Agreement, the Company shall be entitled to an injunction restraining the Recipient from using or disclosing the Confidential Information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available for such breach or threatened breach.

5.

The non-disclosure and confidentiality undertaking of the Recipient under this Agreement shall be in addition to and cumulative with any non-disclosure and confidentiality undertaking of the Recipient to the Company, according to any law or agreement.

6.

Upon expiration or termination of this Agreement or of Recipient’s incumbency as an Observer on the Company’s Board, unless Recipient continues to be a “Representative” of Investor, Recipient shall forthwith return to Company or destroy all physical materials containing or consisting of Confidential Information in his or her possession or control and delete all Confidential Information stored by Recipient in electronic form; provided, however, that the Recipient may retain any electronic or written copies of Confidential Information as may be (i) stored on its electronic records or storage system resulting from automated back-up systems or (ii) required by law, other regulatory or compliance requirements, or internal document retention policies. The obligations set forth herein regarding confidentiality and use of Confidential Information shall survive any expiration or termination of this Agreement.

7.

This Agreement may not be amended, waiver or modified except by a written instrument signed by the parties hereto. This Agreement, together with the Board Observer Agreement, constitutes the entire agreement and understanding of the parties and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set forth herein.

8.	This Agreement shall be binding on the parties, their successors and assignees.

9.	Should any provision of this Agreement be held unenforceable, the remainder of this Agreement shall not be affected thereby.

10.

This Agreement shall be governed by the laws of the State of Delaware without giving effect to its choice of law rules. Each party (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the courts of the Courts of Chancery of the State of Delaware and if it has jurisdiction, the United States District Court of Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than the Court of Chancery of the State of Delaware, and if it has jurisdiction, the United States District Court of Delaware; and (d) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

INVACARE HOLDINGS CORPORATION	Recipient

By:	By:
Name	Name:
Title:

[Signature page to Observer Disclosure and Confidentiality Agreement]